Exhibit 10.2

May 15, 2017

Valvoline Inc.
100 Valvoline Way
Lexington, KY  40509

[Employee Name]
[Employee Address]

RE: Change in Control Agreement Dear ______________:

Valvoline Inc. (“Valvoline”) considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of Valvoline and its shareholders.  In this regard, Valvoline recognizes that, as is the case with many publicly-held corporations, the possibility of a Change in Control (as defined below) does exist and that such possibility, and the uncertainty and questions which a Change in Control may raise among management may result in the departure or distraction of management personnel to the detriment of Valvoline and its shareholders.  In addition, difficulties in attracting and retaining new senior management personnel may be experienced.  Accordingly, on the basis of the recommendation of the Compensation Committee (the “Compensation Committee”) of Valvoline’s Board of Directors (the “Board”), the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of certain members of Valvoline’s management, including you, to their assigned duties without distraction in the face of the potentially disruptive circumstances arising from the possibility of a Change in Control.

In order to encourage you to remain in the employ of the Company (as defined below), this letter agreement (this “Agreement”) sets forth those benefits which the Company shall provide to you in the event your employment with the Company terminates prior to or following a Change in Control in accordance with and subject to the terms and conditions specified in this Agreement.

SECTION I.  DEFINITIONS

(a)            “Annual Base Salary” shall mean your annual base salary (as determined by the Compensation Committee in accordance with the Company’s customary procedures) as in effect as of the date of your Qualifying Termination or, if greater, as in effect as of the date of the Change in Control.

(b)            “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

(c)            “Cause” shall mean:

(i)           your willful and continued failure to substantially perform your duties with the Company or its Subsidiaries (other than any such failure resulting from your incapacity due to physical or mental illness);

(ii)          your willful engaging in gross misconduct materially injurious to the Company or its Subsidiaries; or

(iii)        your conviction of or the entering of a plea of nolo contendere (or similar plea under the laws of a jurisdiction outside the United States) to the commission of a felony (or a similar crime or offense under the laws of a jurisdiction outside the United States).

(d)            “Change in Control” shall be deemed to have occurred if:

(i)           there shall be consummated (A) any consolidation or merger of the Company (a “Business Combination”), other than a consolidation or merger of the Company into or with a direct or indirect wholly-owned Subsidiary, as a result of which the shareholders of the Company own (directly or indirectly), immediately after the Business Combination, less than 50% of the then outstanding shares of common stock that are entitled to vote generally for the election of directors of the corporation resulting from such Business Combination, or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a Business Combination in which the holders of the Company’s common stock immediately prior to the Business Combination have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the Business Combination or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; provided, however, that no sale, lease, exchange or other transfer of all or substantially all of the assets of the Company shall be deemed to occur unless assets constituting at least 80% of the total assets of the Company are transferred pursuant to such sale, lease, exchange or other transfer;

(ii)         the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company;

(iii)        any Person shall become the Beneficial Owner of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately-negotiated purchases or otherwise, without the approval of the Board; or

(iv)        at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of (i) the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Company’s common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, (ii) the repurchase by the Company of outstanding shares of the Company’s common stock or other securities pursuant to a tender or exchange offer or (iii) the Valvoline Stock Distribution.

(e)            “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)              “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act, as amended.

(g)            “Company” shall mean Valvoline and any successor to its business and/or assets which executes and delivers the agreement provided for in Section VIII paragraph (a) hereof or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(h)            “Confidential Information” shall mean information relating to the Company’s, its divisions and Subsidiaries and their successors’ business practices and business interests, including, but not limited to, customer and supplier lists, business forecasts, business and strategic plans, financial and sales information, information relating to products, process, equipment, operations, marketing programs, research and product development, engineering records, computer systems and software, personnel records and legal records.

(i)              “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(j)               “General Release” shall mean a general release of claims in favor of the Company, its affiliates and their respective officers and directors as prepared by the Company’s appropriate legal counsel.

(k)            “Good Reason” shall mean the occurrence of any of the following without your express written consent:

(i)           a significant diminution of your positions, duties, responsibilities or status with the Company as in effect as of immediately prior to the Change in Control;

(ii)         an aggregate reduction of 15 percent or more of the sum of (A) your annual base salary as in effect as of immediately prior to the Change in Control plus (B) your target annual bonus opportunity as in effect as of immediately prior to the Change in Control;

(iii)       a relocation following the Change in Control of your principal place of business to a location that is outside a 50-mile radius from your principal place of business immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations as of immediately prior to the Change in Control;

(iv)        the failure by the Company to continue in effect any cash-based incentive plan or arrangement (including, without limitation, the Company’s incentive compensation plan, annual bonus and contingent bonus arrangements and credits and the right to receive cash-based performance awards and similar incentive compensation benefits) in which you are participating as of immediately prior to the Change in Control (or to substitute and continue other plans or arrangements that provide you with substantially similar benefits), except as otherwise required by the terms of such plans or arrangements as in effect as of immediately prior to the Change in Control, or the taking of any action by the Company which would adversely affect your participation in or materially reduce your benefits under any such plan or arrangement; provided that the acceleration of a payment under any such cash-based incentive plan or arrangement shall not by itself constitute a failure to continue such plan or arrangement or an action that affects your participation in such plan or arrangement; or

(v)          the failure by the Company to grant you following the Change in Control new awards under any equity or equity-based compensation plan or arrangement of the Company (including, without limitation, any plan or arrangement to receive grants of stock options, stock appreciation rights, restricted stock, restricted stock units or similar awards) in which you are participating as of immediately prior to the Change in Control (or under other plans or arrangements that provide you with substantially similar benefits), except as otherwise required by the terms of such plans or arrangements as in effect as of immediately prior to the Change in Control, or the taking of any action by the Company which would adversely affect your participation in or materially reduce your benefits under any such plan or arrangement.

(vi)        any material breach by the Company of any provision of this Agreement; or

(vii)      any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company as described in Section VIII paragraph (a); provided that the Company and you agree that Good Reason shall not exist unless and until (i) you provide the Company with Notice of Good Reason within 90 days of your knowledge of the occurrence of the act(s) alleged to constitute Good Reason, (ii) the Company fails to cure such acts within 30 days of receipt of such notice and (iii) if the Company fails to cure such act(s) within such 30-day period, you exercise the right to terminate your employment for Good Reason within 60 days thereafter.

(l)               “Non-CIC Severance Amount” means the amount of severance (if any) that you would have been entitled to receive under the Non-CIC Severance Plan had your termination of employment entitled you to receive severance payments under such plan that would have been considered “deferred compensation” for purposes of Section 409A.  For the avoidance of doubt, in the event your Qualifying Termination occurs under circumstances described in clause (ii) of such term, any severance that you are entitled to receive under the Non‑CIC Severance Plan in connection with such Qualifying Termination shall not be considered a “Non‑CIC Severance Amount” for purposes of this Agreement.

(m)          “Non-CIC Severance Plan” shall mean the Company’s Severance Pay Plan for base salary bands 20, EG01, EG02 and UNG, effective as of May 15, 2017, as amended from time to time.

(n)            “Notice of Good Reason” shall mean a written notice which shall indicate the specific provision(s) in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment for Good Reason under the provision(s) so indicated.

(o)            “Person” shall have the meaning as set forth in Sections 13(d) and 14(d)(2) of the Exchange Act.

(p)            “Qualifying Termination” shall mean (i) the termination of your employment during the two-year period immediately following a Change in Control either by the Company without Cause or by you for Good Reason or (ii) the termination of your employment during the six-month period immediately preceding a Change in Control under circumstances that entitle you to receive severance payments and benefits under the Non-CIC Severance Plan.  A

 Qualifying Termination described in clause (ii) of the immediately preceding sentence shall be deemed to occur upon the occurrence of the Change in Control for purposes of this Agreement.

(q)            “Release Period” shall mean the later of (i) the 14th day following your Qualifying Termination and (ii) the expiration of any applicable consideration and revocation periods under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, but in any event no later than the 55th day following your Qualifying Termination.

(r)            “Subsidiary” shall mean any corporation of which more than 20% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by the Company, by the Company and one or more other Subsidiaries, or by one or more other Subsidiaries.

(s)            “Target Annual Bonus” shall mean your target annual cash bonus for the year in which your Qualifying Termination occurs or, if greater, for the year in which a Change in Control occurs.

(t)            “Valvoline Stock Distribution” shall mean the transaction or series of transactions initially approved by the Board of Directors of Ashland Inc. on September 16, 2015 intended to separate the Valvoline business from Ashland Inc.’s specialty chemical business and create two independent, publicly-traded companies.

SECTION II.  TERM

The term of this Agreement (the “Term”) shall commence on May 15, 2017, but in any event no earlier than the day immediately following the commencement of the Valvoline Stock Distribution (the “Effective Date”), and shall expire on the second anniversary of the Effective Date; provided that (a) the Term shall automatically renew for successive one-year periods on the second anniversary of the Effective Date, unless either party provides advance written notice to the other party no less than 15 days prior to the first anniversary of the Effective Date, in which case the Term shall expire on the second anniversary of the Effective Date, and (b) on the first day of each month commencing thereafter unless either party provides advance written notice to the other party no less than 15 days prior to the commencement of the next succeeding one-year period, in which case the Term shall expire on the last day of such successive one-year period, and (c) the Term shall earlier expire immediately upon your resignation (with or without Good Reason), your death or the termination of your employment by the Company for any reason.  Notwithstanding the foregoing, in the event a Change in Control occurs during the Term, then the Term shall automatically be extended to the extent necessary such that the Term shall continue until no earlier than the second anniversary of the date of the Change in Control.

You acknowledge and agree that the Company’s provision of advance written notice as described in clause (a) or (b) of the immediately preceding paragraph and the resulting expiration of the Term shall not entitle you to any additional consideration.

SECTION III.  QUALIFYING TERMINATION PAYMENT AND BENEFITS

Subject to Section VII (Certain Post-Termination Obligations), the Company shall provide to you the payments and benefits described in clauses (i) through (v) below if (a) you experience a Qualifying Termination during the Term and (b) you execute and deliver to the Company a General Release and the General Release becomes effective and irrevocable prior to the expiration of the applicable Release Period.

(i)            Severance Payment.  An amount equal to the product of (A) two multiplied by (B) the sum of (1) your Annual Base Salary plus (2) your Target Annual Bonus.

(ii)          Pro-Rata Severance Bonus.  A pro-rata severance bonus (in lieu of any payment under the applicable annual cash bonus or annual incentive plan in which you participate at the time of your termination (if any)) in an amount equal to the product of (A) your Target Annual Bonus multiplied by (B) a fraction, the numerator of which is the number of full months you worked during the applicable plan year prior to the date of your Qualifying Termination and the denominator of which is 12.

(iii)        Continued Coverage Under Group Health Plans. Your then-existing coverage under the Company’s group health plans (and, if applicable, the then-existing group health plan coverage for your eligible dependents) shall end on the date of your Qualifying Termination.  You and your eligible dependents may then be eligible to elect temporary coverage under the Company’s group health plans in accordance with COBRA.  If you elect COBRA continuation coverage, then you and your eligible dependents shall continue to be covered under the Company’s group health plans, and the Company shall pay the premiums for such coverage, to the extent it is available, during the 24-month period immediately following the date of your Qualifying Termination.  After such period of employer-paid coverage, you may continue COBRA coverage, to the extent it is available, at your own expense in accordance with COBRA.  No provision of this Agreement shall affect the continuation coverage rules under COBRA or the length of time during which COBRA coverage shall be made available to you, and all of your other rights and obligations under COBRA shall be applied in the same manner that such rules would apply in the absence of this Agreement.  Notwithstanding any of the foregoing, the Company, in its sole discretion, may amend or terminate any of its group health plans prior to or following your Qualifying Termination in accordance with the terms and provisions of its group health plans.

(iv)         Legal Fees.  Reimbursement of any reasonable legal fees or expenses incurred by you during your lifetime to enforce the payment of amounts under this Agreement, as soon as practicable following your presentation of reasonable documentation of such fees to the Company, and otherwise in accordance with the provisions of Section VIII paragraph (h)(iii) herein.

(v)           Outplacement Services.  Up to $25,000 in outplacement services with a firm to be selected and approved by the Company, for a period of no more than 24 consecutive months following the date of your Qualifying Termination.  The Company shall make such payment directly to the outplacement firm.

You shall be entitled to receive any pension, disability, workers’ compensation, other Company benefit plan distributions, payment for vacation accrued but not taken, statutory employment termination benefit, or any other compensation plan payment otherwise independently due; however, except as otherwise provided in Section IV, in the event you become entitled to receive severance payments and benefits under this Agreement, then you shall not be entitled to additional severance payments pursuant to any other existing severance policy or plan of the Company.  For the avoidance of doubt, your long-term incentive awards shall be treated in accordance with the terms of the applicable plan and award agreement.

You shall be entitled to interest on the amount of any payments due under this Agreement (but not timely paid) in an amount equivalent to the prime rate of interest (quoted by Citibank, N.A. as its prime commercial lending rate) on the latest date practicable prior to the date such payments should have been made, to and including the date it is made; provided, however, that such payment, including the applicable interest, shall be made no later than March 15 of the calendar year following the calendar year in which your Qualifying Termination occurs.

SECTION IV.  PAYMENT TIMING; MITIGATION

(a)            The amounts described in Section III paragraphs (i) and (ii) (the aggregate amount of such payments, the “CIC Cash Severance”) shall be paid to you as follows:

(i)            a portion of the CIC Cash Severance equal to your Non-CIC Severance Amount shall be paid as follows:

(A)         if the Change in Control is not considered a “change in control event” within the meaning of Section 409A, then such

Non-CIC Severance Amount shall be paid in accordance with the same payment schedule that would have applied to such amount had such amount been payable under the Company’s Non-CIC Severance Plan (including any provisions relating to the timing of your release of claims); or

(B)         if the Change in Control is considered a “change in control event” within the meaning of Section 409A, then such Non-CIC Severance Amount shall be paid in a single lump-sum cash payment within the 60-day period following your Qualifying Termination, so long as your General Release becomes effective and irrevocable in accordance with its terms prior to the expiration of the applicable Release Period; and

(ii)          the remainder of the CIC Cash Severance shall be paid in a single lump-sum cash payment within the 60-day period following your Qualifying Termination, so long as your General Release becomes effective and irrevocable in accordance with its terms prior to the expiration of the applicable Release Period.

Notwithstanding the foregoing, if you are a “specified employee” as determined under the Company’s policy for determining specified employees as of the date of your Qualifying Termination, then a portion of the CIC Cash Severance equal to your Non-CIC Severance Amount shall be subject to the six-month delay described in Section VIII paragraph (h) herein.

In addition, in the event your Qualifying Termination occurs under circumstances described in clause (ii) of such defined term, then any severance that you are entitled to receive under the Non-CIC Severance Plan in connection with such Qualifying Termination shall be paid in accordance with the Non-CIC Severance Plan (including any provisions relating to the timing of your release of claims, and such payment shall be subject to the six month delay described in the Non-CIC Severance Plan, to the extent required thereunder).  Solely the remainder of your CIC Cash Severance shall be payable hereunder, and such amount shall be paid in a single lump-sum cash payment within the 60-day period following your Qualifying Termination, so long as your General Release becomes effective and irrevocable in accordance with its terms prior to the expiration of the applicable Release Period.

(b)            You shall not be required to mitigate the amount of any severance payments or benefits payable to you under this Agreement by seeking other employment or otherwise, nor shall the amount of any such severance payments or benefits be reduced by any compensation earned by you as the result of employment by another employer following the date of your Qualifying Termination, or otherwise.

SECTION V.  CLAWBACK

(a)            Clawback.  The severance payments and benefits under this Agreement are subject to any policy (whether in existence as of the Effective Date of this Agreement or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to you.  In addition, if (i) the Company discovers within 24 months following the date of your termination of employment that circumstances existed at the time of your termination of employment such that your termination of employment would not have constituted a Qualifying Termination, or (ii) you violate a restrictive covenant agreement between yourself and the Company or any restrictive covenant contained in this Agreement or in your General Release, then:

(A)         your right to receive any further severance payments or benefits under this Agreement shall be immediately forfeited;

(B)         the Company may eliminate or reduce the amount of any compensation, benefit, or payment otherwise payable by the Company or any of its Subsidiaries (either directly or under any employee benefit or compensation plan, agreement, or arrangement) to you or on your behalf in an amount up to the total amount paid or payable to you under this Agreement (except to the extent such compensation, benefit or payment constitutes deferred compensation under Section 409A and such elimination or reduction would trigger a tax or penalty under Section 409A); and

(C)        the Company may require you to pay to the Company an amount up to the total amount paid to you under this Agreement;

in the case of each of clauses (B) and (C), together with the amount of the Company’s and its Subsidiary’s court costs, attorney fees, and other costs and expenses incurred in connection therewith.

SECTION VI.  SECTION 280G

In the event that you become entitled to receive severance payments and benefits under this Agreement, or you become entitled to receive any other amounts in the “nature of compensation” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder (“Section 280G”)) pursuant to any other plan, arrangement or agreement with the Company, with any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or with any person affiliated with the Company or such person, in each case as a result of such change in ownership or effective control (collectively, the “Company Payments”), and such Company Payments would be subject to the tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company Payments shall be reduced (such reduction, the “Cutback”) to one dollar less than the amount which would result in such Company Payments being subject to the Excise Tax, if, after taking into account the Excise Tax and all U.S. Federal, state, and local income and payroll tax upon the Company Payments, the net amount retained by you would be greater in the event of such reduction in Company Payments than if such reduction in Company Payments did not occur, as determined by the Company.  To the extent the Cutback applies, the Company Payments shall be reduced in the following order:  first, the reduction of cash payments not attributable to long-term incentive awards which vest on an accelerated basis; second, the cancelation of accelerated vesting of long-term incentive awards; third, the reduction of employee benefits; and fourth, any other “parachute payments” (as defined in Section 280G).  You shall be solely liable for any Excise Tax.

SECTION VII.  CERTAIN POST-TERMINATION OBLIGATIONS

(a)            In consideration of the foregoing, you agree that during your employment with the Company and its Subsidiaries and thereafter during the two-year period following your termination of employment for any reason (the “Restricted Period”) you shall not, without the prior written consent of the General Counsel of the Company, directly or indirectly:

(i)            participate in the management of any business operation of any enterprise that engages in direct competition with any business operation actively conducted by the Company or its divisions and Subsidiaries as of the date of your termination of employment.

(ii)          solicit for employment (which shall include services as an employee, independent contractor or in any other like capacity) any person employed by the Company or its affiliated companies as of the date of such solicitation;

(iii)        solicit any customer or other person with a business relationship with the Company or any of its affiliated companies to terminate, curtail or otherwise limit such business relationship; or

(iv)         in any other manner interfere in the business relationship the Company or any of its affiliated companies have with any customer or any third-party service provider or other vendor.

Notwithstanding the foregoing, this Section VII paragraph (a) shall not be violated solely as a result of your mere ownership of securities in any enterprise.

(b)            Confidentiality.  All Confidential Information which you acquire or have acquired in connection with or as a result of the performance of services for the Company or any of its affiliated companies, whether under this Agreement or prior to the Effective Date of this Agreement, shall be kept secret and confidential by you unless:

(i)            the Company otherwise consents;

(ii)          the Company breaches any material provision of this Agreement, in which case you shall be entitled to make limited disclosure of Confidential Information only to the extent necessary to seek legal relief for such breach;

(iii)        you are legally required to disclose such Confidential Information by a court of competent jurisdiction;

(iv)         you disclose such Confidential Information to a governmental agency in connection with the reporting of suspected or actual violations of any law; or

(v)           your disclosure of Confidential Information is protected under the whistleblower provisions of any other state or federal laws or regulations.

You understand that if you make a disclosure of Confidential Information that is covered under subparagraph (iv) or (v) above, you are not required to inform the Company, in advance or otherwise, that you have made such disclosure(s), and nothing in this Agreement shall prohibit you from maintaining the confidentiality of a claim with a governmental agency that is responsible for enforcing a law, or cooperating, participating or assisting in any governmental or regulatory entity investigation or proceeding.  This covenant of confidentiality shall extend beyond the term of this Agreement and shall survive the termination of this Agreement for any reason and shall continue for so long as the information you have acquired remains Confidential Information.

(c)            Non-disparagement.  You agree that you will not at any time make any oral or written defamatory or disparaging remarks, comments or statements concerning the Company or any of its Subsidiaries or affiliates, or any of their directors, officers or employees; provided, however, that nothing herein shall prevent you from (i) making truthful remarks, comments or statements in good faith in response to any governmental or regulatory inquiry or in any judicial, administrative or other proceeding or governmental investigation or (ii) providing any information that may be required by law.  This Agreement is not intended to, and shall be interpreted in a manner that does not, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act.  Specifically, nothing in this paragraph shall prohibit you from (A) filing and, as provided under Section 21F of the Exchange Act, maintaining the confidentiality of, a claim with any governmental agency that is responsible for enforcing a law, (B) making any oral or written remarks, comments or statements to the extent required by law or legal process or permitted by Section 21F of the Exchange Act or (C) cooperating, participating or assisting in any governmental or regulatory entity investigation or proceeding.

(d)            Cooperation.  If reasonably requested by the Company, you shall cooperate with the Company in connection with any investigations, arbitrations,

litigations or similar matters that may arise out of your service to the Company.  The Company shall make reasonable efforts to minimize disruption to your other activities and will reimburse you for reasonable expenses incurred in connection with such cooperation.

(e)            Injunctive Relief.  In the event of a breach or threatened breach of this Section VII, you agree that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and that damages would be inadequate and insufficient.  You shall not, and you hereby waive and release any rights or claims to, contest or challenge the reasonableness, validity or enforceability of the restrictions contained in this Agreement, whether in court, arbitration or otherwise.

SECTION VIII.  MISCELLANEOUS

(a)            Assumption of Agreement.

(i)            The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to you, expressly to assume and agree to provide severance payments and benefits pursuant to this Agreement in the same manner and to the same extent that the Company would be required to perform its obligations under this Agreement if no such succession had taken place.

(ii)          This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.

(b)            Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement; provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(c)            Further Assurances.  Each party hereto agrees to furnish and execute such additional forms and documents, and to take such further action, as shall be reasonably and customarily required in connection with the performance of this Agreement or the payment of benefits hereunder.

(d)            Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer(s) as may be specifically designated by the Board or the Compensation Committee.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement.

(e)            Termination of Other Agreements.  Upon execution by both parties, this Agreement shall become a complete, entire and immediate substitute for any prior agreement you may have had with the Company addressing the benefits you would receive in the event of your termination from employment with the Company as a result of a Change in Control.

(f)             Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(g)            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(h)            Section 409A.  (i)  It is intended that the severance payments and benefits provided under Section III of this Agreement shall be exempt from, or comply with, the requirements of Section 409A.  The Agreement shall be construed, administered and governed in a manner that affects such intent, and the Company shall not take any action that would be inconsistent with such intent.  Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A, to the maximum extent possible.  To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A, if you are a “specified employee”, as determined under the Company’s policy for identifying specified employees on the date of your Qualifying Termination, then all amounts due under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided during the first six months following your separation from service, shall be accumulated through and paid or provided on the first business day that is more than six months after the date of your separation from service (or, if you die during such six-month period, within 30 calendar days after your death).

(ii)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and you are no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company as an employee or consultant, and for purposes of any such provision of this Agreement, references to a “termination”, “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

(iii)        With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A:  (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (B) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (C) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

(i)              Governing Law.  This Agreement shall be governed in all respects by the laws of the Commonwealth of Kentucky.

(j)              Headings.  All headings are inserted for convenience only and shall not affect any construction or interpretation of this Agreement.

(k)            Withholding Taxes.  The Company is authorized to withhold any tax required to be withheld from the amounts payable to you pursuant to this Agreement which are considered taxable compensation to you.

If this Agreement correctly sets forth our agreement on the subject matter hereof, please sign and return to the Company the enclosed copy of this Agreement which shall then constitute our agreement on this matter.

Sincerely,

Valvoline, Inc.

By:

NAME